================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            Galileo Technology Ltd.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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[X]  No fee required.

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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
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Notes:

                            GALILEO TECHNOLOGY LTD.

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                AUGUST 4, 1998

TO THE SHAREHOLDERS OF GALILEO TECHNOLOGY LTD.:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Galileo Technology Ltd., a corporation formed under the laws of the State of Israel (the "Company"), will be held on Tuesday, August 4, 1998 at 1:00 p.m., Israel time, at the principal executive offices of the Company located at Moshav Manof, D.N. Misgav 20184, Israel, for the following purposes:

  1. To elect directors to serve for the ensuing year and until their successors are elected.

  2. To approve an amendment to each of the Galileo Technology Ltd. 1997 Employees' Stock Option Plan and the Galileo Technology Ltd. 1997 GTI Stock Option Plan (together, the "Plans") to increase by 750,000 the number of shares reserved for issuance under such Plans.

  3. To approve an amendment to the Galileo Technology Ltd. Employee Stock Purchase Plan to increase the number of shares reserved for issuance under that plan each year by 105 percent of the number of shares purchased under that plan in the previous calendar year.

  4. To approve the Galileo Technology Ltd. 1998 Nonemployee Directors Stock Option Plan.

  5. To ratify the appointment of Ernst & Young LLP as the Company's United States independent auditors and Kost Forer & Gabbay as the Company's Israeli independent auditors.

  6. To transact such other business as may properly come before the meeting or any adjournments thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  Only shareholders of record at the close of business on July 6, 1998 (the "Record Date") are entitled to notice of and to vote at the meeting and any adjournments thereof.

  All shareholders are cordially invited to attend the meeting in person. Any shareholder attending the meeting may vote in person even if such shareholder previously signed and returned a proxy.

                                          FOR THE BOARD OF DIRECTORS

                                          Avigdor Willenz
                                          Chairman of the Board of Directors
                                          and Chief Executive Officer

Manof, Israel
July 9, 1998


   WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES.

                            GALILEO TECHNOLOGY LTD.

                               ----------------

              PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

  The enclosed Proxy is solicited on behalf of the Board of Directors (the "Board") of Galileo Technology Ltd. (the "Company") for use at the Company's Annual Meeting of Shareholders (the "Annual Meeting") to be held Tuesday, August 4, 1998 at 1:00 p.m., Israel time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the principal executive offices of the Company located at Moshav Manof, D.N. Misgav 20184, Israel. The telephone number at that address is 011-972-4-9999-555. The Company's principal executive offices in the United States are located at 142 Charcot Avenue, San Jose, California 95131. The telephone number at that address is (408) 367-1400.

  These proxy solicitation materials were mailed on or about July 9, 1998 to all shareholders entitled to vote at the Annual Meeting.

                INFORMATION CONCERNING SOLICITATION AND VOTING

RECORD DATE AND SHARES OUTSTANDING

  Shareholders of record at the close of business on July 6, 1998 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. At the Record Date, 20,384,275 of the Company's Ordinary Shares (the "Ordinary Shares") were issued, outstanding and entitled to vote at the Annual Meeting.

REVOCABILITY OF PROXIES

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company, at either of the addresses set forth herein, a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy.

VOTING AND SOLICITATION

  Pursuant to the Company's Articles of Association, the presence, in person or by proxy, of at least two shareholders entitled to vote upon the business to be transacted in the Annual Meeting and holding or representing at least 60 percent of the outstanding Ordinary Shares of the Company is necessary to constitute a quorum at the Annual Meeting. The affirmative vote of the holders of a majority of the Ordinary Shares present and voting at a meeting at which a quorum is present is required to approve the matters upon which the shareholders will be asked to vote. Each Ordinary Share is entitled to one vote on each proposal or item that comes before the Annual Meeting.

  Under Israeli law, if a quorum is present in person or by proxy, broker non-votes and abstentions will have no effect on whether the requisite vote is obtained, as they do not constitute present and voting shares.

  Solicitation of proxies may be made by directors, officers and other employees of the Company by personal interview, telephone, facsimile or other method. No additional compensation will be paid for any such services. Costs of solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any other information furnished to the shareholders, will be borne by the Company. The Company may also retain Corporate Investor Communications, Inc. ("CIC") to assist in the solicitation of proxies. If retained, CIC will receive a fee for such services of approximately $5,000 plus out-of-pocket expenses, which will be paid by the Company. The Company may reimburse the reasonable charges and expenses of brokerage houses or other nominees or fiduciaries for forwarding proxy materials to, and obtaining authority to execute proxies from, beneficial owners for whose account they hold Ordinary Shares.

                                 PROPOSAL ONE
                             ELECTION OF DIRECTORS

NOMINEES

  The Articles of Association of the Company provide for a Board consisting of not fewer than three nor more than eleven directors. The size of the Board is currently set at four, and four directors are to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the four nominees named below. All of the nominees named below are presently directors of the Company. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of as many of the nominees listed below as possible. In such event, the specific nominees for whom such votes will be cast will be determined by the proxy holders. The term of office of each person elected as a director will continue until the next annual general meeting of shareholders or until his successor has been elected and qualified. It is not expected that any nominee will be unable or will decline to serve as a director.

  The name of and certain other information regarding each nominee is set forth in the table below.

 NAME                            AGE                 POSITION
 ----                            ---                 --------
 Avigdor Willenz................  42 Chief Executive Officer and Chairman of
                                     the Board of Directors
 Manuel Alba....................  42 President of GTI and Director
 Matty Karp(1)(2)...............  49 Director
 Christopher J. Schaepe(1)(2)...  34 Director

--------
(1) Member of Compensation Committee.

(2) Member of Audit Committee.

  There is no family relationship between any of the directors or executive officers of the Company.

  Mr. Willenz founded the Company in November 1992 and has served as the Company's Chief Executive Officer and Chairman of the Board of Directors since that time. Between 1988 and 1992, Mr. Willenz was Corporate Product Definition Manager/Chief Engineer for IDT. Between 1984 and 1988, Mr. Willenz worked as design manager at Elbit Computers Ltd. ("Elbit"). Mr. Willenz holds a B.S.E.E. from the Technion in Israel.

  Mr. Alba has served as a director of the Company since March 1994. Mr. Alba has also been President of Galileo Technology, Inc., the Company's wholly-owned U.S. subsidiary ("GTI"), since its incorporation in April 1994. From 1989 to 1994, Mr. Alba worked as a marketing manager at IDT. From 1983 to 1989, Mr. Alba worked as a Staff Market Development Engineer at National Semiconductor Corporation. He holds a B.S.E.E. from the National Polytechnic Institute (Mexico City), an M.S.E.E. from the University of Southern California and an M.B.A. from the University of Santa Clara.

  Mr. Karp has served as a director of the Company since August 1994. Mr. Karp has been President of Kardan Technologies Ltd. and Active Chairman of Kardan Technology Ventures since 1994. Since April 1994, he has also managed the Nitzanim Venture Capital Fund. Between 1979 and 1994, Mr. Karp held several corporate management positions at Elbit, most recently the position of Senior Executive. Mr. Karp holds a B.S.E.E. from the Technion in Israel and is a graduate of the AMP at the Harvard Business School.

  Mr. Schaepe has served as a director of the Company since November 1995. Mr. Schaepe is a general partner of Weiss, Peck & Greer Venture Partners, a technology focused venture capital firm that he joined in 1991. Previously, Mr. Schaepe served in corporate finance and capital markets roles at Goldman, Sachs & Co. after his employment as a software engineer at International Business Machines Corporation. He is a director of several private companies and holds B.S. and M.S. degrees in computer science from Massachusetts Institute of Technology and an M.B.A. from Stanford Business School.

BOARD MEETINGS AND COMMITTEES

  The Board held a total of three meetings during the fiscal year ended December 31, 1997. Each director attended all meetings of the Board and of the committees, if any, upon which such director served.

  The Audit Committee currently consists of Mr. Karp and Mr. Schaepe. The principal functions of the Audit Committee are to recommend engagement of the Company's independent auditors, to consult with the Company's auditors concerning the scope of the audit and to review with them the results of their examination, to review and approve any material accounting policy changes affecting the Company's operating results and to review the Company's financial control procedures and personnel. The Audit Committee held two meetings during fiscal 1997.

  The Compensation Committee currently consists of Mr. Karp and Mr. Schaepe. The Compensation Committee determines compensation and benefits for the Company's executive officers and administers the Company's equity incentive plans. The Compensation Committee, which consists solely of outside directors ineligible to participate in the Company's discretionary employee stock programs, has sole and exclusive authority to grant stock options to officers and to directors who are also employees or consultants of the Company. The Compensation Committee held one meeting during fiscal 1997.

  The Board does not have a nominating committee.

                                  MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding beneficial ownership of the Company's Ordinary Shares as of May 31, 1998 (i) by each person who is known by the Company to own beneficially more than 10 percent of the outstanding Ordinary Shares of the Company and (ii) by all of the Company's directors and executive officers as a group.

                                                       ORDINARY   PERCENTAGE OF
                                                        SHARES      ORDINARY
                                                     BENEFICIALLY     SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER                   OWNED(1)   OUTSTANDING(2)
------------------------------------                 ------------ -------------
Avigdor Willenz(3).................................   5,746,948       28.1
 c/o Galileo Technology Ltd.
 Moshav Manof
 D.N. Misgav 20184, Israel
Putnam Investments, Inc. ..........................   2,639,328       12.9
 One Post Office Square
 Boston, Massachusetts 02109
FMR Corp. .........................................   2,465,800       12.1
 82 Devonshire Street
 Boston, Massachusetts 02109
All directors and executive officers as a group (11
 persons)(4).......................................   7,267,168       35.6

--------
(1) This table is based upon information supplied by directors and officers, as well as information included in Securities and Exchange Commission filings made by certain principal shareholders. (Such filings are not required of the Company's shareholders, but certain shareholders have made such filings. There can be no assurance that such filings are current as of the date set forth above, that those shareholders will update such filings or that any other shareholders will make or update such filings.)

(2) Percent ownership is based on 20,432,374 Ordinary Shares outstanding as of May 31, 1998. Shares issuable upon exercise of outstanding options are considered outstanding for purposes of calculating the percentage of Ordinary Shares of the person holding such options, but are not deemed outstanding for computing the percentage of ownership of any other person.

(3) Includes 311,640 Ordinary Shares held in trust for Mr. Willenz and 360,000 shares subject to options that Mr. Willenz granted to four other executive officers of the Company. Also includes 11,808 Ordinary Shares issuable pursuant to stock options held by Mr. Willenz that are exercisable within 60 days of May 31, 1998.

(4) Includes an aggregate of 197,272 Ordinary Shares issuable pursuant to stock options held by directors and executive officers that are exercisable within 60 days of May 31, 1998.

COMPENSATION OF OFFICERS AND DIRECTORS

  The directors of the Company can be remunerated by the Company for their services as directors to the extent such remuneration is approved by the Company's shareholders at an annual general meeting. Directors currently do not receive compensation for their services as directors but are reimbursed for their expenses for each Board of Directors meeting attended.

  The aggregate direct remuneration paid by the Company and GTI to all executive officers (9 persons) in 1997 was approximately $911,000. During 1997, the Company set aside an aggregate amount of approximately $51,000 to provide for pension, retirement or similar benefits for all executive officers. During the same period, the Company accrued severance benefits for the same group in the aggregate amount of approximately $62,000.

  There are no employment agreements between the Company and any of its officers or directors.

OPTION GRANTS TO EXECUTIVE OFFICERS

  The aggregate number of options issued by the Company and GTI to all executive officers (9 persons) in 1997 was 416,000. The aggregate number of options granted by the Company and GTI to all employees in 1997 was 1,115,250. No options were granted to any directors who are not executive officers of the Company or GTI.

  The Company did not make any awards during the fiscal year ended December 31, 1997 to any of the executive officers under any long-term incentive plan providing compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year, excluding stock options.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

  The Compensation Committee is comprised of two independent nonemployee directors. As members of the Compensation Committee, it is our responsibility to determine the most effective total executive compensation strategy, based upon the business needs of the Company and consistent with shareholders' interests, to administer the Company's executive compensation plans, programs and policies, to monitor corporate performance and its relationship to compensation of executive officers, and to make appropriate recommendations concerning matters of compensation.

 Compensation Philosophy.

  The Company was formed in 1992 as a private company and initially offered Ordinary Shares to the public in July 1997. The major goals of the compensation program are to align compensation with the attainment of key business objectives and to enable the Company to attract, retain and reward capable executives who can contribute to the continued success of the Company. Equity participation and a strong alignment to shareholders' interests are key elements of the Company's compensation philosophy. The Company's executive compensation program consists of base salary, incentive stock options and standard benefits.

  Base Salary. The Compensation Committee recognizes the importance of maintaining compensation practices and levels of compensation competitive with high technology companies in comparable stages of development. Base salary represents the fixed component of the executive compensation program. The Company's philosophy regarding base salaries is conservative, maintaining salaries somewhat below or at approximately the competitive industry median. Determination of base salary levels is established on an annual review of marketplace competitiveness with high technology companies, and on individual performance. Periodic increases in base salary relate to individual contributions evaluated against established objectives, relative marketplace competitiveness levels and length of service.

  Stock Options. The Compensation Committee strongly believes that one of the important goals of the compensation program should be to provide key employees who have significant responsibility for the management, growth, and future success of the company with an opportunity to increase their ownership of the Company and potentially gain financially from Company stock price increases. The interests of shareholders, executives and employees should thereby be closely aligned. Executives and key employees are eligible to receive stock options generally not more often than once a year, giving them the right to purchase Ordinary Shares of the Company in the future at a price equal to fair market value at the date of grant. Under the Company's stock option plans, the Company's Ordinary Shares may be purchased at the fair market value on the date of grant. All grants must be exercised according to the provisions of the Company's stock option plans.

  Other Benefits. The Company's philosophy is to provide adequate health- and welfare-oriented benefits to executives and employees, but to maintain a highly conservative position with respect to executive benefits.

  Summary. The Compensation Committee believes that the compensation of executives by the Company is appropriate and competitive with the compensation provided by other high technology companies with which the Company competes for executives and employees. The Committee believes its compensation strategy, principles, and practices result in a compensation program tied to shareholder returns and linked to the achievement of annual and longer-term financial and operational results of the Company on behalf of the Company's shareholders.

  The Compensation Committee of the Board of Directors:

      -- Matty Karp

      -- Christopher J. Schaepe

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee of the Company currently consists of Mr. Karp and Mr. Schaepe. Neither Mr. Karp nor Mr. Schaepe serves as a member of the compensation committee of any other entity so as to create any compensation committee interlock. Neither Mr. Karp nor Mr. Schaepe serves as an officer of the Company or GTI.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

 Relationship with Kepler Software Ltd.

  In 1996, the Company purchased shares of Kepler Software Ltd. ("Kepler"). Mr. Avigdor Willenz, Chief Executive Officer and Chairman of the Board of Directors of the Company, is Kepler's chairman of the board of directors. At December 31, 1997, the shares of Kepler owned by the Company represented approximately 40 percent of Kepler's outstanding shares.

                                 PROPOSAL TWO

        APPROVAL OF AN AMENDMENT TO EACH OF THE GALILEO TECHNOLOGY LTD.
  1997 EMPLOYEES' STOCK OPTION PLAN AND THE GALILEO TECHNOLOGY LTD. 1997 GTI
                               STOCK OPTION PLAN

BACKGROUND

  The Board has approved, subject to shareholder approval, an amendment to each of the Galileo Technology Ltd. 1997 Employees' Stock Option Plan (the "GTL Plan") and the Galileo Technology Ltd. 1997 GTI Stock Option Plan (the "GTI Plan," and together with the GTL Plan, the "Plans") increasing the aggregate number of Ordinary Shares reserved for issuance under the Plans by 750,000 Ordinary Shares.

DESCRIPTION OF THE PROPOSAL

  Currently, the GTL Plan provides that a total of 2,769,656 Ordinary Shares may be issued thereunder and the GTI Plan provides that a total of 2,270,000 shares may be issued thereunder. The number of shares that may be issued under the Plans increases automatically in January each year by an aggregate of four percent of the Ordinary Shares of the Company then outstanding. As of May 31, 1998, there were 376,402 shares available for option grant under the GTL Plan and 254,823 shares available for option grant under the GTI Plan. The proposed amendments to the GTL Plan and the GTI Plan will increase the number of shares available for issuance under the two Plans by a total of 750,000 shares. The allocation of the shares between the Plans will be determined by the Company's Board of Directors. The proposed amendments to the Plans will ensure that there will be a sufficient reserve of shares to permit the grant of further options to existing and new employees of and consultants to the Company and GTI.

DESCRIPTION OF THE GTL PLAN

  The GTL Plan is intended to strengthen the Company by providing selected eligible Israeli employees of, and consultants to, the Company an opportunity to participate in the Company's future by offering them an opportunity to acquire shares in the Company so as to retain, attract and motivate them. Administration of the GTL Plan may be either by the Board or a Committee of the Board (in either case, the "Administrator"). The Administrator may select key employees, including executive officers or consultants, to receive awards under the GTL Plan and has broad discretion to determine the amount and type of awards and terms and conditions of the awards. Individual grants will generally be based on a person's present and potential contribution to the

Company. Nonemployee directors are not eligible to participate in the GTL Plan. Since the grant of awards is based upon a determination made by the Administrator after a consideration of various factors, the Company currently cannot determine the nature and amount of any awards that will be granted in the future to any eligible individual or group of individuals.

  The consideration payable upon issuance or exercise of an award and any taxes related to an award may be paid in cash or such other method of payment as is authorized by the Administrator. The Administrator may, at any time prior to the exercise of options under the GTL Plan, reduce the exercise price of such options to the then current fair market value if the previous exercise price exceeds the then current fair market value of the Ordinary Shares underlying such options. Awards generally may be exercised at any time within three months after a participant's employment by, or consulting relationship with, the Company terminates for any reason (but only to the extent exercisable or payable at the time of termination). No award shall be assignable or otherwise transferable by a participant other than by will or by the laws of descent and distribution.

  The Administrator may waive in whole or in part any or all restrictions, conditions, vesting provisions or forfeiture provisions with respect to any award granted under the GTL Plan. The Board may amend, alter or discontinue the GTL Plan or any award at any time, except that the consent of a participant is required if the participant's rights under an outstanding award would be impaired. In addition, the shareholders of the Company must approve any amendment or alteration of the GTL Plan to the extent required by applicable laws, rules or regulations or to the extent that the Board otherwise concludes that shareholder approval is advisable.

  In the event of a consolidation or merger of the Company with or into another corporation, each option outstanding under the GTL Plan shall be assumed, or an equivalent substitute option issued, by the successor corporation or its parent subsidiary.

ISRAELI INCOME TAX CONSEQUENCES RELATING TO THE GTL PLAN

  The GTL Plan was approved by Israel's Income Tax Commissioner pursuant to
Section 102 of the Israel Income Tax Ordinance (New Version), 1961, which entitles holders of options under the GTL Plan to certain Israeli tax benefits. Section 102 provides, among other things, that holders of options generally will not recognize income for Israeli tax purposes until the earlier of (i) the delivery of the options or the Ordinary Shares by the Trustee to the holder or to a third party pursuant to the holder's instructions and (ii) a sale by the holder of the options or the beneficial rights under the options. The gain recognized by a holder upon any such event will be treated as a capital gain for Israeli income tax purposes. Upon such recognition of gain by the holder, the Company shall be entitled to deduct the same amount as an ordinary deduction.

DESCRIPTION OF THE GTI PLAN

  The GTI Plan is intended to strengthen the Company by providing selected eligible key employees of, and consultants to, GTI an opportunity to participate in the Company's and GTI's future by offering them an opportunity to acquire shares in the Company so as to retain, attract and motivate them. Administration of the GTI Plan may be either by the Company's Board or a Committee of the Company's Board (in either case, the "Committee"). The Committee may select key employees of GTI, including executive officers or consultants, to receive awards under the GTI Plan and has broad discretion to determine the amount and type of awards and terms and conditions of the awards. Individual grants will generally be based on a person's present and potential contribution to GTI and the Company. Nonemployee directors are not eligible to participate in the GTI Plan. Since the grant of awards is based upon a determination made by the Committee after a consideration of various factors, the Company currently cannot determine the nature and amount of any awards that will be granted in the future to any eligible individual or group of individuals.

  Awards may be granted in the form of incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), nonqualified stock options ("NQOs") (each ISO or NQO, an "Option," and collectively, "Options") or stock purchase rights ("Stock Purchase Rights").

Any award may be granted either alone or in addition to other awards granted under the GTI Plan. The Committee may condition the grant of the award upon the attainment of specified Company, group or division performance goals or other criteria, which need not be the same for all participants.

  Options. Options granted under the GTI Plan may be ISOs or NQOs. The exercise price of ISOs may not be less than the fair market value of the shares subject to the Option on the date of grant. The exercise price of NQOs must be at least 85 percent of the fair market value of the shares subject to the Option on the date of grant. The term of any Option granted under the GTI Plan may not exceed ten years. Certain other limitations are also applicable to ISOs in order to take advantage of the favorable tax treatment that may be available for ISOs.

  Stock Purchase Rights. Stock Purchase Rights consist of a grant to purchase Ordinary Shares at a purchase price determined by the Committee. Stock Purchase Rights are exercisable for a period of up to 30 days after the grant date.

  The consideration payable upon issuance or exercise of an award and any taxes related to an award may be paid in cash, by check or by promissory note of the participant, as authorized by the Committee. The Committee may, at any time prior to the exercise of options under the GTI Plan, reduce the exercise price of such options to the then current fair market value of the Ordinary Shares underlying such Options. Awards generally may be exercised at any time within three months after a participant's employment by, or consulting relationship with, the Company terminates (but only to the extent exercisable or payable at the time of termination). If termination is due to the participant's death, retirement or disability, the award may be exercised for 12 months thereafter.

  The Committee may adjust the performance goals and measurements applicable to awards. The Committee also may waive in whole or in part any or all restrictions, conditions, vesting or forfeiture with respect to any award granted under the GTI Plan.

  The Board may amend, alter or discontinue the GTI Plan or any award at any time, except that the consent of a participant is required if the participant's rights under an outstanding award would be impaired. In addition, the shareholders of the Company must approve any amendment, alteration or discontinuance of the GTI Plan (i) that would increase the total number of shares reserved under the GTI Plan, (ii) with respect to provisions solely as they relate to ISOs, to the extent required for the GTI Plan to comply with Section 422 of the Code, (iii) to the extent required by other applicable laws, rules or regulations or (iv) to the extent that the Board otherwise concludes that shareholder approval is advisable.

  In the event of a merger of the Company with or into another corporation, each outstanding Option or Stock Purchase Right may be assumed, or an equivalent option or right issued, by the successor corporation. If any Option or Stock Purchase Right is not assumed or a substitute right not issued, the Option or Stock Purchase Right shall terminate as of the date of the merger.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE GTI PLAN

  THE FOLLOWING SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS BASED UPON EXISTING STATUTES, REGULATIONS AND INTERPRETATIONS THEREOF. THE APPLICABLE RULES ARE COMPLEX, AND INCOME TAX CONSEQUENCES MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH PLAN PARTICIPANT. THIS PROXY STATEMENT DESCRIBES UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF GENERAL APPLICABILITY, BUT DOES NOT PURPORT TO DESCRIBE PARTICULAR CONSEQUENCES TO EACH INDIVIDUAL PLAN PARTICIPANT, OR FOREIGN, STATE OR LOCAL INCOME TAX CONSEQUENCES, WHICH MAY DIFFER FROM THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

 Incentive Stock Options

  Award; Exercise. ISOs are intended to constitute "incentive stock options" within the meaning of Section 422 of the Code. ISOs may be granted only to employees of the Company or GTI (including directors who are also employees). The recipient of an Option (the "Optionee") does not recognize taxable income upon either the grant or exercise of an ISO. However, the excess of the fair market value of the shares purchased upon exercise over the Option exercise price (the "Option Spread") is includable in the Optionee's "alternative minimum taxable income" ("AMTI") for purposes of the alternative minimum tax. The Option Spread is generally measured on the date of exercise and is includable in AMTI in the year of exercise. Special rules regarding the time of AMTI inclusion may apply for shares subject to a repurchase right or other "substantial risk of forfeiture." In addition, when stock is acquired subject to a "substantial risk of forfeiture," an Optionee's holding period for purposes of determining whether any capital gain or loss on sale is long-term will generally not begin until the restriction lapses or the Optionee files an election under Section 83(b) of the Code (a "Section 83(b) Election").

  Sale of Option Shares. If an Optionee holds the shares purchased under an ISO for at least two years from the date the ISO was granted and for at least one year from the date the ISO was exercised, any gain from a sale of the shares other than to the Company should be taxable as capital gain. Under these circumstances, GTI would not be entitled to a tax deduction at the time the ISO was exercised or at the time the shares were sold. If an Optionee were to dispose of shares acquired pursuant to an ISO before the end of the required holding periods (a "Disqualifying Disposition"), the amount by which the market value of the shares at the time the ISO was exercised exceeded the exercise price (or, if less, the amount of gain realized on the sale) would be taxable as ordinary income, and GTI would be entitled to a corresponding tax deduction. Such income is subject to information reporting requirements and may become subject to withholding. Gain from a Disqualifying Disposition in excess of the amount required to be recognized as ordinary income is capital gain. Optionees are required to notify the Company immediately prior to making a Disqualifying Disposition. If shares are sold to the Company rather than to a third party, the sale may not produce capital gain or loss. A sale of shares to the Company could be taxable as a dividend unless the redemption satisfies one of the paragraphs of Section 302(b) of the Code.

 Nonqualified Stock Options

  Award; Exercise. An Optionee is not taxed upon the award of a NQO. Federal income tax consequences upon exercise will depend upon whether the shares thereby acquired are subject to a "substantial risk of forfeiture." If the shares are not subject to a substantial risk of forfeiture, or if they are so restricted and the Optionee files a Section 83(b) Election with respect to the shares, the Optionee will have ordinary income at the time of exercise measured by the Option Spread on the exercise date. The Optionee's tax basis in the shares will be their fair market value on the date of exercise, and the holding period for purposes of determining whether capital gain or loss upon sale is long- or short-term also will begin on that date. If the shares are subject to a substantial risk of forfeiture and no Section 83(b) Election is filed, the Optionee will not be taxable upon exercise, but instead will have ordinary income on the date the restrictions lapse, in an amount equal to the difference between the amount paid for the shares under the Option and their fair market value as of the date of lapse; in addition, the Optionee's holding period will begin on the date of lapse.

  Whether or not the shares are subject to a substantial risk of forfeiture, the amount of ordinary income taxable to an Optionee who was an employee at the time of grant constitutes "supplemental wages" subject to withholding of income and employment taxes by GTI, and GTI is entitled to a corresponding income tax deduction.

  Sale of Option Shares. Upon sale, other than to the Company, of shares acquired under a NQO, an Optionee generally will recognize capital gain or loss to the extent of the difference between the sale price and the Optionee's tax basis in the shares, which will be long-term gain or loss if the employee's holding period in the shares is more than one year. If shares are sold to the Company rather than to a third party, the sale may not produce capital gain or loss. A sale of shares to the Company could be taxable as a dividend unless the redemption satisfies one of the paragraphs of Section 302(b) of the Code.

 Stock Purchase Rights.

  The tax treatment of Stock Purchase Rights is identical to that of NQOs, as described above.

PROPOSAL

  Shareholders are being asked to approve the amendment to each of the GTL Plan and the GTI Plan. The affirmative vote of the holders of a majority of the outstanding Ordinary Shares of the Company represented and voting at the Annual Meeting is required to adopt the amendment to the Plans.

BOARD RECOMMENDATION

  The Board recommends a vote "FOR" approval of the proposal.

                                PROPOSAL THREE

            APPROVAL OF AN AMENDMENT TO THE GALILEO TECHNOLOGY LTD.
                         EMPLOYEE STOCK PURCHASE PLAN

BACKGROUND

  The Board has approved, subject to shareholder approval, an amendment to the Galileo Technology Ltd. Employee Stock Purchase Plan (the "Purchase Plan") increasing the aggregate number of shares reserved for issuance thereunder each year by 105 percent of the number of shares purchased under that plan in the previous year.

DESCRIPTION OF THE PROPOSAL

  The Purchase Plan permits employees to purchase the Company's Ordinary Shares at a discounted price. Currently, the Purchase Plan provides that a total of 100,000 Ordinary Shares may be issued thereunder. As of May 31, 1998, no shares have been issued under the Purchase Plan, as the first Purchase Date (as defined below) will not occur until June 30, 1998. The proposed amendment to the Purchase Plan increases the number of shares available for issuance under the Purchase Plan each year by 105 percent of the number of shares purchased under that plan in the previous year, in order to ensure that there will be a sufficient reserve of shares to permit purchases by existing and new employees of the Company and to satisfy certain regulatory and accounting requirements. The increase will be effected each year on January 1.

DESCRIPTION OF PURCHASE PLAN

  All employees of the Company and GTI, including executive officers and directors who are employees of either the Company or GTI, and who (i) are employed by the Company or GTI on or prior to an Offering Date (as defined below), (ii) are customarily employed more than 20 hours per week by the Company or GTI and (iii) are customarily employed more than five months per year by the Company or GTI are eligible to participate in the Purchase Plan as of the first Offering Date following employment. However, employees who hold, directly or through options, five percent or more of the shares of the Company are not eligible to participate. Participants may elect to make contributions up to a maximum of ten percent of the participant's compensation through payroll deductions to a plan account. Employees who elect to participate in the Purchase Plan will enroll prior to the beginning of a two-year offering period (the "Offering Period"). Offering Periods will begin on January 1 and July 1 of each year (each, an "Offering Date"). Each Offering Period consists of four six-month purchase periods ("Purchase Periods"). At the end of each Purchase Period during the Offering Period, the Company applies the funds then in each participant's account to the purchase of Ordinary Shares. The cost of each share purchased is 85 percent of the lower of the closing price for Ordinary Shares on: (i) the Offering Date or (ii) the last day of the applicable Purchase Period (the "Purchase Date"). If the price of the Ordinary Shares on any

Purchase Date is lower than the price on the Offering Date, the participant will automatically be re-enrolled in the new (lower priced) Offering Period, and will thus receive the benefit of the lower price for the ensuing two years. The length of the Offering Period may not exceed 24 months. The Board has limited the maximum number of shares that may be purchased by a participant during any Purchase Period to 500 Ordinary Shares, and no participant's right to acquire shares may accrue at a rate exceeding $25,000 of fair market value of Ordinary Shares (determined as of the first trading day in an Offering Period) in any calendar year.

  The Purchase Plan is administered by a plan administrator appointed by the Board of Directors. The Board of Directors may amend, modify or terminate the Purchase Plan at any time. The number and price of Ordinary Shares offered under the Purchase Plan will be adjusted in the event of a reorganization, stock split or other similar event. However, amendments that would increase the number of shares reserved for purchase under the Purchase Plan require shareholder approval.

  Since the number of shares purchased under the Purchase Plan by an employee and the purchase price thereof are determined by the level of voluntary contribution by such employee and the market price of the shares in effect from time to time, the Company currently cannot determine the number of shares that may be purchased in the future by any eligible individual or group of individuals or the purchase price thereof.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE PURCHASE PLAN

  In general, United States taxpayer participants in the Purchase Plan will not have taxable income or loss under the Purchase Plan until they sell or otherwise dispose of shares acquired under the Purchase Plan (or die holding such shares). If the shares are held, as of the date of sale or disposition, for longer than both: (i) two years after the beginning of the Purchase Period during which the shares were purchased; and (ii) one year following purchase, a participant who sells the shares (or who dies holding the shares) will have taxable ordinary income equal to the lower of the excess of the fair market value of the shares on the first or last day of the Offering Period over the Purchase Price (but not in excess of the gain on the sale). Any additional gain from the sale will be long-term capital gain. The Company is not entitled to an income tax deduction if the holding periods are satisfied.

  If the shares are disposed of before the expiration of both of the foregoing holding periods (a "disqualifying disposition"), a participant will have taxable ordinary income equal to the excess of the fair market value of the shares on the purchase date over the purchase price. In addition, the participant will have taxable capital gain (or loss) measured by the difference between the sale price and the participant's purchase price plus the amount of ordinary income recognized, which gain (or loss) will be long-term if the shares have been held as of the date of sale for more than one year. The Company is entitled to an income tax deduction equal to the amount of ordinary income recognized by a participant in a disqualifying disposition.

  Special rules apply to participants who are directors or officers.

PROPOSAL

  Shareholders are being asked to approve the amendment to the Purchase Plan. The affirmative vote of the holders of a majority of the outstanding Ordinary Shares of the Company represented and voting at the Annual Meeting is required to adopt the amendment to the Purchase Plan.

BOARD RECOMMENDATION

  The Board recommends a vote "FOR" approval of the proposal.

                                 PROPOSAL FOUR

  APPROVAL OF GALILEO TECHNOLOGY LTD. 1998 NONEMPLOYEE DIRECTORS STOCK OPTION
                                     PLAN

BACKGROUND

  In 1998, the Board approved, subject to shareholder approval, the Galileo Technology Ltd. 1998 Nonemployee Directors Stock Option Plan (the "Directors Plan").

DESCRIPTION OF THE DIRECTORS PLAN

  The Board has approved, subject to shareholder approval, the Directors Plan. A total of 100,000 Ordinary Shares have been reserved for issuance upon exercise of NQOs granted under the Directors Plan, none of which has yet been issued. The Company currently has two nonemployee directors who are eligible to participate in the Directors Plan, both of whom have been nominated for re-election at the Annual Meeting. The Directors Plan provides for the automatic granting of NQOs to directors of the Company who are not employees of the Company or GTI and who have not been employees of either the Company or GTI in the previous 12 months ("Eligible Outside Directors"). Each person (i) who is elected as an Eligible Outside Director at the 1998 Annual Meeting or (ii) who is initially elected or appointed as an Eligible Outside Director on or after the date of the 1998 Annual Meeting (and who has not previously been a director of the Company) will be granted an option to purchase 25,000 Ordinary Shares on the date of such election or appointment (the "Initial Grant"); provided, however, that the Chairman of the Board may, at his discretion, increase the number of shares subject to the Initial Grant. Thereafter, each Eligible Outside Director will be granted an option to purchase 6,250 Ordinary Shares (the "Annual Grant") on the date of the first meeting of the Board of Directors following the annual general meeting of shareholders each year, unless such director has received an Initial Grant in the six months preceding that Board meeting.

  Options granted under the Directors Plan will have an exercise price equal to the fair market value of the Ordinary Shares on the date of grant. An Initial Grant will vest monthly for a period of four years following the date of the Initial Grant, so that such option will be fully vested on the fourth anniversary of the Initial Grant. An Annual Grant will vest monthly for a period of one year beginning on the third anniversary of the Annual Grant, so that such option will be fully vested on the fourth anniversary of the Annual Grant.

  The consideration payable in connection with any option (including any related taxes) may be paid by promissory note of the nonemployee director. Options granted under the Directors Plan have a term of ten years. Options generally may be exercised at any time within three months after a nonemployee director ceases to be, for any reason, a director of the Company (but only to the extent exercisable at the time of such cessation), but if a nonemployee director ceases to be a director due to death, disability or retirement, the option may be exercised for two years after that event.

  The Board may amend, alter, or discontinue the Directors Plan or any option at any time, except that the consent of a participant is required if the participant's existing rights under an outstanding option would be impaired. In addition, to the extent required under applicable laws, rules or regulations, the shareholders of the Company must approve any amendment or alteration of the Directors Plan that would increase the total number of shares reserved under the Directors Plan and in certain other circumstances as the Board may deem advisable to comply with such laws, rules and regulations. In addition, the provisions of the plan governing who is granted options, the number of shares covered by each option, the exercise price, and the period of exercisability and the timing of option grants may not be amended more than once every six months, other than for changes to comport with the Code or the United States Employee Retirement Income Security Act of 1974.

  In the event of a "change in control" of the Company, as defined in the Directors Plan, the vesting of options will automatically accelerate. A "change in control" is defined to include the acquisition of 50% or more of the voting power of the Company's outstanding stock, a proxy solicitation for one or more directors without support of the then-current Board, and certain mergers or reorganizations or other changes in ownership of the Company's assets or stock.

  The following table shows, based on the current composition of the Board, the number of options which will be granted to the listed groups under the Directors Plan in 1998.

                                                           NUMBER OF OPTIONS(1)
                                                           --------------------
   All executive officers as a group......................             0
   All directors who are not executive officers as a
    group.................................................        50,000
   All employees (other than executive officers) as a
    group.................................................             0

--------
(1) All options granted at fair market value as of the date of grant.

  Under the GTI Plan, the GTL Plan and the Purchase Plan, nonemployee directors are not eligible to receive options. The Company believes it important that directors have meaningful equity ownership in the Company.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE DIRECTORS PLAN

  The United States Federal Income Tax treatment of options granted under the Directors Plan is generally the same as the tax treatment of NQOs as discussed above with respect to Proposal Two.

PROPOSAL; BOARD RECOMMENDATION

  Shareholders are being asked to approve the Directors Plan. The affirmative vote of the holders of a majority of the outstanding Ordinary Shares of the Company represented and voting at the Annual Meeting is required for approval of the Directors Plan. The Board recommends a vote "FOR" approval of the proposal.

                                 PROPOSAL FIVE

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

BACKGROUND

  The Board has selected Ernst & Young LLP as its United States independent auditors to audit the consolidated financial statements of the Company for the 1998 fiscal year, and Kost Forer & Gabbay (a member firm of Ernst & Young International) as its Israeli independent auditors to audit the financial statements of the Company for the 1998 fiscal year. Ernst & Young LLP has been engaged as the Company's United States auditors since 1996 and audited the Company's consolidated financial statements for all fiscal years since 1994. Ernst & Young LLP has also been GTI's independent auditors since fiscal year 1994. Ratzkovsky Fried & Co. had been engaged as the Company's Israeli auditors from 1994 to 1996. Kost Forer & Gabbay and Ratzkovsky Fried & Co. were engaged as the Company's Israeli joint independent auditors for fiscal year 1997. Representatives of Ernst & Young LLP are expected to be available to respond to questions raised during the Annual Meeting.

PROPOSAL

  Shareholders are being asked to ratify the selection of Ernst and Young LLP as the Company's United States independent auditor for the 1998 fiscal year, and the selection of Kost Forer & Gabbay as the Company's Israeli independent auditors for the 1998 fiscal year. The affirmative vote of the holders of a majority of the outstanding Ordinary Shares of the Company represented and voting at the Annual Meeting is required for ratification of the selection of the independent auditors.

BOARD RECOMMENDATION

  The Board recommends a vote "FOR" approval of the proposal.

                                 OTHER MATTERS

  The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board may recommend.

                                          THE BOARD OF DIRECTORS

Dated: July 9, 1998

1663-PS98

                                     PROXY

                            GALILEO TECHNOLOGY LTD.

                       THIS PROXY IS SOLICITED ON BEHALF
                           OF THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) George Hervey and Avigdor Willenz, or either of them, each with full power of substitution, the lawful attorneys and proxies of the undersigned to vote as designated below, and, in their discretion, upon such other business as may properly be presented to the meeting, all of the Ordinary Shares of GALILEO TECHNOLOGY LTD. that the undersigned shall be entitled to vote at the Annual Meeting of Shareholders to be held on August 4, 1998, and at any adjournments or postponements thereof.

-----------                                                         -----------
SEE REVERSE         CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SEE REVERSE
    SIDE                                                                SIDE
-----------                                                         -----------

[X]  Please mark
     votes as in
     this example.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE PROPOSALS LISTED BELOW. This proxy may be revoked at any time prior to the time it is voted by any means described in the accompanying Proxy Statement.

1. To elect as directors Avigdor Willenz, Manuel Alba, Matty Karp and Christopher J. Schaepe.

             [_]  FOR               [_]  WITHHELD
                  ALL                    FROM ALL
                  NOMINEES               NOMINEES
                                                                MARK HERE   [_]
                                                                FOR ADDRESS
                                                                CHANGE AND
                                                                NOTE BELOW
[_]___________________________________________________________
   To withhold authority to vote for any individual nominee, write that nominee's name on the line above.


                                                     FOR   AGAINST    ABSTAIN
2.  To approve an amendment to each of the           [_]     [_]        [_]
    Galileo Technology Ltd. 1997 Employees'
    Stock Option Plan and the Galileo
    Technology Ltd. 1997 GTI Stock Option
    Plan (together, the "Plans") to increase by 750,000 the number of shares reserved for issuance under such Plans.

                                                     FOR   AGAINST    ABSTAIN
3.  To approve an amendment to the Galileo           [_]     [_]        [_]
    Technology Ltd. 1997 Employee Stock
    Purchase Plan to increase the number of
    shares reserved for issuance under that
    plan each year by 105 percent of the
    number of shares purchased under that
    plan in the previous calendar year.

                                                     FOR   AGAINST    ABSTAIN
4.  To approve the Galileo Technology Ltd.           [_]     [_]        [_]
    1998 Nonemployee Directors Stock Option
    Plan.

                                                     FOR   AGAINST    ABSTAIN
5.  To ratify the appointment of Ernst & Young       [_]     [_]        [_]
    LLP as the Company's United States
    independent auditors and Kost Forer &
    Gabbay as the Company's Israeli independent auditors.

Please date and sign exactly as name(s) appear(s) hereon. If shares are held jointly, each holder should sign. Please give full title and capacity in which signing if not signing as an individual.


Signature:__________________ Date:_____ Signature:__________________ Date:_____